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                                                                     Exhibit 4.1


                        TOTAL RENAL CARE HOLDINGS, INC.
                         1997 EQUITY COMPENSATION PLAN

      1.   PURPOSE.  The purpose of the Total Renal Care Holdings, Inc. 1997
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Equity Compensation Plan (this "Plan") is to promote the interests of Total
Renal Care Holdings, Inc. (the "Company") and its stockholders by enabling the Company to offer Participants an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward employees, directors, and other persons providing services to the Company and, accordingly, to strengthen the mutuality of interests between Participants and the Company's stockholders by providing Participants with a proprietary interest in pursuing the Company's long-term growth and financial success.

      2.   DEFINITIONS.  For purposes of this Plan, the following terms shall
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have the meanings set forth below.

           (a) "Award" means an Option granted under this Plan or Restricted Stock issued under this Plan.

           (b) "Board" means the Board of Directors of the Company.

           (c) "Code" means the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder. Reference to any specific section of the Code shall be deemed to be a reference to any successor provision.

           (d) "Committee" means the committee appointed by the Board, if any, to administer this Plan as permitted by Section 4 below or, if no such committee is appointed, the Board.

           (e) "Common Stock" means the common stock of Total Renal Care Holdings, Inc. or any security issued in substitution, exchange, or in lieu thereof.

           (f) "Company" means Total Renal Care Holdings, Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term "Company" shall include the Subsidiaries of Total Renal Care Holdings, Inc.

           (g) "Incentive Stock Option" means an option to purchase Common Stock that is an incentive stock option under Section 422 of the Code.

           (h) "1995 Plan" means the Company's 1995 Equity Incentive Plan.

           (i) "Non-Qualified Stock Option" means any Option that is not an Incentive Stock Option.

           (j) "Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

           (k) "Participant" means a person who has been granted an Option or Restricted Stock.

           (l) "Plan" means this 1997 Equity Compensation Plan of the Company, as it may be amended from time to time.

           (m) "Restricted Stock" means shares of Common Stock issued pursuant to this Plan that are subject to contractual restrictions.

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           (n) "Spill-Over Shares" means (i) shares of Common Stock which remain available for issuance under the 1995 Plan on the date this Plan is approved by the Company's stockholders, and (ii) shares of Common Stock which would otherwise become available for issuance under the 1995 Plan due to the expiration or termination of options granted under the 1995
      Plan prior to stockholder approval of the 1997 Plan.

           (o) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Section 424(f) of the Code.

      3.   ELIGIBILITY.  All employees, directors, and other persons providing
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bona fide services (other than persons only providing services in connection with the offering or sale of securities in a capital raising transaction) to the Company or any Subsidiary are eligible to receive Awards under this Plan; provided, however, that Incentive Stock Options may only be granted to employees of the Company or any Subsidiary. In the event that the Company acquires another entity, the Committee may authorize the issuance of Awards ("Substitute Awards") to employees, directors and other persons in substitution of stock options or restricted stock grants previously granted to such employees, directors and other persons in connection with their performance of services for the acquired entity upon such terms and conditions as the Committee shall determine, taking into account the limitations of Code Section 424(a) in the case of any Substitute Award that is intended to be an Incentive Stock Option.

      4.   ADMINISTRATION.  This Plan shall be administered by the Board or by a
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committee consisting of two or more members of the Board appointed by the Board to administer this Plan. The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties. Subject to the limitations set forth below, the Committee is expressly authorized to make such modifications to this Plan and the Awards granted hereunder as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan. The Committee may delegate its responsibilities to others under such conditions and limitations as it may prescribe.

      5.   EFFECTIVE DATE OF THIS PLAN.  This Plan shall be effective on July 1,
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1997; provided, however that in the event this Plan is not approved by the stockholders of the Company at its 1997 Annual Meeting, this Plan shall become effective, if at all, on such date as the Board may determine. No Awards may be granted under this Plan prior to its effective date. This Plan may be terminated by the Board at any time. Unless earlier terminated by the Board, this Plan shall terminate as of the close of business on the day prior to the tenth anniversary of the effective date of this Plan. The foregoing notwithstanding, no termination of this Plan shall adversely affect the rights of any Participant with respect to any Award outstanding as of the time of such termination.

      6.   SHARES SUBJECT TO THIS PLAN.  The aggregate number of shares of
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Common Stock which may be issued pursuant to this Plan shall be equal to the sum of (i) two million five hundred thousand (2,500,000) shares plus (ii) up to 500,000 Spill-Over Shares from the 1995 Plan. This aggregate number may be adjusted from time to time as set forth in Section 11 below. Subject to adjustments as provided in Section 11 below, the maximum number of shares of Common Stock which may be issuable pursuant to Awards granted during any calendar year to any Participant is three hundred thousand (300,000) shares.
Upon the expiration or termination of any Option granted under this Plan which shall not have been exercised in full, the shares of Common Stock remaining unissued under such Option shall again become available for granting under the Plan. Upon the repurchase or forfeiture of any shares of Restricted Stock issued hereunder, such repurchased shares of Common Stock shall again become available for issuance under this Plan.

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      7.   FORM OF OPTIONS.  Options shall be granted under this Plan on such
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terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, and which need not be the same for each such grant. Options may be either Nonqualified Stock Options or Incentive Stock Options. The terms and conditions of each Option shall include, in addition to such other terms and conditions as may be established by the Committee, (i) the per share exercise price of such Option (ii) the termination date of such Option, which shall not be later than ten years after the date of grant, and (iii) the effect on such Option of the termination of the Participant's employment. Any Option which is intended, as evidenced by its designation, as an Incentive Stock Option shall be made subject to such terms and conditions as may be required for such Option to qualify as an Incentive Stock Option under the Code. Incentive Stock Options granted under this Plan shall also include as a requirement that the Participant receiving such Incentive Stock Option notify the Company if he or she disposes of Common Stock acquired pursuant to the exercise thereof prior to the expiration of the holding period prescribed in Section 422(a)(1) of the Code. Any Option which is intended to constitute "qualified performance-based compensation" as such term is defined in the regulations promulgated under Section 162(m) of the Code shall be granted in such manner and made subject to such terms and conditions as may be required for such Option to so qualify as "qualified performance-based compensation."

      8.   RESTRICTED STOCK.  The Committee may issue Restricted Stock upon such
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terms, restrictions and conditions as it may deem appropriate, which need not be the same for each grant. Restricted Stock may be issued for such consideration as the Committee may determine; provided, however, that in no case shall shares of Restricted Stock be issued for less than the minimum consideration required by law, if any.

      9.   MODIFICATION OF AWARDS.  The Committee may modify any outstanding
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Award as it deems appropriate.  Such authority shall include, without limitation, the right to decrease the exercise price of any Option, accelerate the right to exercise any Option and modify any restrictions with respect to any Restricted Stock; provided, however, that no modification may be made to any Award that would adversely affect the rights of the Participant with respect to any outstanding Award without such Participant's consent. In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan by virtue of it (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment. Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

      10.  TRANSFER RESTRICTIONS.  During the lifetime of the Participant,
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Options granted to such Participant under this Plan are exercisable only by the
Participant and are not assignable or transferable, except by will or the laws of descent and distribution. Shares of Restricted Stock shall be subject to such restrictions on transferability as may be imposed by the Committee.

      11.  ADJUSTMENTS.  In the event of any stock split, reverse stock split,
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stock dividend, recapitalization, combination, reclassification, reorganization, merger, combination, consolidation, exchange of Common Stock or spinoff or other distribution of Company assets to stockholders (other than normal cash dividends), the Committee may, in such manner and to such extent , if any, as it deems appropriate and equitable, authorize such adjustments with respect to: (i) the aggregate number and kind of shares for which Awards may be granted under this Plan; (ii) the number and kind of shares covered by outstanding Awards; and
(iii) the per share exercise price of outstanding Options and the per share repurchase price of outstanding Restricted Stock. In connection with any merger or consolidation of the Company with or into another entity in which the Company is not the surviving corporation or as a result of which the Common Stock ceases or will cease to be publicly traded, the Committee may, but shall not be required to, authorize the termination of all outstanding Options upon the consummation of such merger or consolidation, provided that, as a condition to such termination, all restrictions on the exercisability of such Options (i.e., vesting provisions) shall be eliminated and the holders thereof shall be given at least 20 days prior to such termination to exercise such Options without regard to any such restrictions.

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      12.  AMENDMENT OF THIS PLAN.  The Board may amend this Plan at any time;
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provided, however, that no such amendment may adversely affect the rights of any
Participant with respect to any outstanding Award without the Participant's consent.

      13.  TAX WITHHOLDING.  The Company shall have the right to take such
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actions as may be necessary to satisfy its tax withholding obligations arising because of the operation of this Plan.

      14.  NO ADDITIONAL RIGHTS.  Neither the adoption of this Plan nor the
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granting of any Option or the issuance of any Restricted Stock shall (i) affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law, (ii) confer upon any Participant the right to continue performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause, subject to such other contractual obligations which may exist. No Participant shall have any rights as a shareholder with respect to any shares covered by an Option granted to the Participant until the date a certificate for such shares has been issued to the Participant following the exercise of the Option.

      15.  SECURITIES LAW RESTRICTIONS.  No shares of Common Stock shall be
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issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws, as well as the requirements of any stock exchange on which the Common Stock is traded. The Committee may require certain investment or other representations and undertakings by the person exercising an Option or purchasing Restricted Stock in order to comply with applicable law. Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to these restrictions.

      16.  INDEMNIFICATION.  To the maximum extent permitted by law, the Company
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shall indemnify each member of the Committee and each other member of the Board, as well as any other employee of the Company with duties under this Plan, against expenses (including any amount paid in settlement, provided such settlement is approved by the Company) reasonably incurred by the individual in connection with any claim against the individual by reason of the performance of the individual's duties as a member of the Committee, unless the losses are due to the individual's gross negligence or lack of good faith; provided, however, that the Company shall be entitled to control the defense of any such claim and shall be entitled to engage counsel for such defense; and provided further, that if more than one member of the Committee or such other employee is subject to such claim, or if the Company or other parties entitled to indemnification by the Company are also subject to such claim, the Company, if applicable, and all such parties shall be represented by a single counsel selected by the Company and no member or other party shall be entitled to be represented by separate counsel at the Company's expense unless counsel selected by the Company advises the Company in writing that such counsel cannot represent such member or other party under applicable rules of professional responsibility.

      17.  GOVERNING LAW.  This Plan and all actions taken thereunder shall be
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governed by and construed in accordance with the laws of the State of Delaware.

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